UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

WISDOMTREE, INC.
(Name of Registrant as Specified In Its Charter)

ETFS CAPITAL LIMITED GRAHAM TUCKWELL BRUCE AUST TONIA PANKOPF
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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ETFS Capital Limited, together with the other participants named herein (collectively, “ETFS Capital”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders (the “Annual Meeting”) of WisdomTree, Inc., a Delaware corporation (the “Company”).

Item 1: On June 6, 2023, ETFS Capital issued the following press release:

Leading Independent Proxy Advisory Firm ISS Recommends WisdomTree Stockholders Vote on ETFS Capital’s GOLD Proxy Card and Endorses Call for Change

ISS Agrees that WisdomTree has Failed to Deliver on its Past Promises and Questions Board’s Openness to Independent Perspectives Given Control of Key Committees by Long-Tenured Directors

States that Shareholders Would Benefit from More Independent Voices on the Board and Recognizes that ETFS Capital Nominees Have Important Skills, Experience and Specific Expertise that Would be Additive to WisdomTree

ETFS Capital Urges WisdomTree Stockholders to Vote FOR All Three ETFS Capital Nominees on the GOLD Proxy Card Today

NEW YORK, June 6, 2023 -- ETFS Capital Limited (“ETFS Capital”), the largest combined owner of common stock, $0.01 par value (the “Common Stock”), and Series A Non-Voting Convertible Preferred Stock (the “Series A Preferred Stock”) of WisdomTree, Inc. (“WisdomTree” or the “Company”) (NYSE: WT), with ownership of approximately 10.2% of the outstanding Common Stock, which together with its Series A Preferred Stock would represent approximately 18.3% of the Company’s outstanding Common Stock on an as-converted basis, today announced that Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy advisory firm, recommended that WisdomTree stockholders vote on ETFS Capital’s GOLD proxy card, for ETFS Capital nominees Bruce E. Aust and Tonia Pankopf to WisdomTree’s board of directors (the “Board”), in connection with the Company’s Annual Meeting of Stockholders to be held on June 16, 2023.

Graham Tuckwell, Executive Chairman of ETFS Capital, commented, “We are pleased that ISS recognized the urgent need for change on WisdomTree’s entrenched and long tenured Board. ISS’ report provided important independent validation for the potential contribution of ETFS Capital’s highly qualified nominees. We thank ISS for recognizing that the Board requires new directors with successful track records of driving stockholder value, who can bring much-needed governance, capital allocation and operational expertise, as well as an independent stockholder perspective to the boardroom.”

In its report recommending WisdomTree stockholders vote on ETFS Capital’s GOLD proxy card, ISS*:

Concluded there was a clear case for change at WisdomTree:

“On balance, given mixed TSR and historical operating performance, lingering questions about the balance of power on the board, and the decision to not re-nominate a director who joined last year as part of the settlement (or perhaps allow the dissident to appoint a replacement candidate to take her seat), shareholders would benefit from more independent voices on the board to ensure oversight of strategy and execution…”

Agreed that WisdomTree’s long tenured and entrenched Board required fresh perspective independent from CEO Steinberg and stockholders should support election of ETFS nominees: Tonia Pankopf and Bruce Aust to replace long-tenured WisdomTree Board Chair Frank Salerno and director Win Neuger:

“…there are lingering questions about the board's openness to fresh independent points of view given the fact that the three longest-tenured board members, Bossone, Neuger, and Salerno, chair all the committees, and Salerno, who has been on the board for 18 years, is the chairman of the board.”

“... most of the recent improvements to corporate governance and the board composition have been reactionary, and heighten concerns of disproportionate influence on the part of the longer-tenured directors.”

“…the board's decision to not re-nominate Fuhr at the 2023 AGM, suggest that the balance of power on the refreshed board is skewed toward the longer-tenured members, who have worked alongside founder Steinberg for 10-18 years. The recent change to Steinberg's employment agreement that incorporates an expanded change of control definition suggests his ongoing significant influence on the board.”

“While recognizing that targeting the chairman may be viewed as a strong message, Salerno has nevertheless been on the board for 18 years, and the company's TSR has underperformed that of its peers and the index during his chairmanship.”

Highlighted that Chairman Salerno and Director Neuger appear to lack ETF experience:

“Neuger and Salerno, the longest-tenured directors targeted by the dissident, have financial services backgrounds, including potential prior connections to each other through their time at Banker's Trust, but neither has specific ETF or technology background outside of their service at WT.”

Noted WisdomTree’s failure to improve operating margins despite record AUM:

“The gross margin and the operating margin have declined in the five-year period through 2022 … primarily driven by significant growth in compensation and benefits expense during this period, as well as more recently, digital spend. The declines in margin appear to contradict the company's past promises of margin expansion driven by SG&A leverage and raise some questions about management credibility as it relates to expense control.”

Recommended stockholders should vote FOR ETFS Capital nominees Bruce E. Aust and Tonia Pankopf:

“…Aust and Pankopf, would provide independence, public board experience, and financial and industry expertise to improve oversight the of company's strategy and execution.”

Agreed that ETFS nominee Graham Tuckwell has deep and specific ETFS expertise and would make an important contribution to the Board as a direct shareholder representative:

“Tuckwell's deep knowledge of the ETF industry lends significant credibility to his campaign and shareholders might benefit from direct shareholder representation on the board, particularly considering Tuckwell's sizable stake.”

*Permission to use quotations from the ISS report was neither sought nor obtained.

ISS is an independent proxy advisory firm whose clients include many of the world’s leading institutional investors, and who rely on ISS’ objective and impartial analysis to make important voting decisions.

A copy of ETFS Capital’s letter to stockholders, definitive proxy statement, investor presentation, and information on how to vote for ETFS Capital’s three director candidates on the GOLD proxy card or GOLD voting instruction form, are available at www.WiseUpWT.com

Stockholders who have questions, require assistance in voting their GOLD universal proxy card, or need additional copies of ETFS Capital’s proxy materials, are encouraged to contact Okapi Partners at (877) 629-6356 or info@okapipartners.com.

About ETFS Capital Limited

ETFS Capital is a London-based strategic investment company focused on growth opportunities across the ETF ecosystem. As part of its investment process, ETFS Capital receives and analyses many dozens of business ideas and proposals within the ETF ecosphere each year and conducts in-depth technical and commercial due diligence on the companies where it chooses to deploy capital. Thereafter it engages in a hands-on approach, as a partner to management teams and Boards bringing its unparalleled industry-specific expertise for the benefit of those companies.

Investor Contact:

ETFS Capital:

Martyn James
+44 (0) 207-509-0674

or

+1 347 566 8291
campaign@etfscapital.com

Okapi Partners:

Bruce Goldfarb / Chuck Garske
(212) 297-0720 or (877) 629-6356
info@okapipartners.com

Media Contact:

Dan Gagnier / Riyaz Lalani
+1-646-569-5897
ETFS@gagnierfc.com

Item 2: On June 6, 2023, ETFS Capital posted the following material to WiseUpWT.com: